Exhibit 99.1

News Release	Contact: Bruce Russell (310) 346-6131 brussell@cyanotech.com

Cyanotech Names Mawae Morton President

KAILUA KONA, Hawaii (July 17, 2017) — Cyanotech Corporation (Nasdaq Capital Market: CYAN) today announced that the Board of Directors has named Mawae Morton as President effective immediately. Mr. Morton will report directly to the Company’s Chief Executive Officer, Dr. Gerald Cysewski.

Cyanotech’s Chairman, Michael Davis said, “We are pleased that Mawae has chosen to join Cyanotech. He brings a deep understanding of complex bio-based operating businesses having held various executive positions in the bio-refinery and agriculture disciplines.” He continued, “Cyanotech has built its leadership position as a quality producer of high-value nutritional products and Mawae will significantly complement the company’s strengths with his business expertise.” Dr. Cysewski added, “Mawae has served as a strategic consultant to the Company over the last six months, made significant contributions, and will certainly hit the ground running. I look forward to continuing to work with him to move Cyanotech forward.”

Mr. Morton has served as a strategic consultant to the Company for the previous six months. Prior to that, he was the Chief Executive Officer of HBE BiorefineryCo, a Hawaii based forestry and bioenergy development company, and President of Matariki Group LLC, which provides consulting services for project development with a focus on renewable energy, forestry, agribusiness and environmental planning. Mr. Morton has also served as the Strategic Resource Manager for Kamehameha Schools, the largest land owner in Hawaii, and Managing Director at Merica International, a privately owned group of companies with global interests in the renewable energy sector. In New Zealand, Mr. Morton was a Senior Consultant with KPMG Consulting with projects in New Zealand, China, Singapore, Japan, and Silicon Valley, California. He holds a Master’s degree in Public Policy from Victoria University of Wellington and a Bachelor’s degree in agriculture from Massy University, in New Zealand.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. Cyanotech's Spirulina products offer complete nutrition, and augment energy and immune response. They are FDA-reviewed and accepted as Generally Recognized as Safe (GRAS) for use in food products. BioAstin's superior antioxidant activity and ability to support and maintain a natural anti-inflammatory response enhance skin, muscle and joint health. All Cyanotech products are produced from microalgae grown at our 90-acre facility in Kona, Hawaii using patented and proprietary technology. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to nutritional supplement, nutraceutical and cosmeceutical manufacturers and marketers. Visit www.cyanotech.com for more information.

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com